PROSPECTUS SUPPLEMENT NO.1	Filed Pursuant to Rule 424(b)(3)
(To the Prospectus dated August 8, 2024)	Registration No. 333-280973

Up to 30,450,000 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated August 8, 2024 (as amended or supplemented, the “prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-280973). This prospectus supplement is being filed to update and supplement the information in the prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 26, 2024, our Current Report on Form 8-K filed with the SEC on August 1, 2024, and our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2024 (collectively, the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

The prospectus and this prospectus supplement relates to the potential offer and sale of up to 30,450,000 shares of our common stock, par value $0.0001 per share (the “common stock”), by White Lion Capital, LLC (“White Lion” or the “Selling Securityholder”).

The shares of common stock to which the prospectus and this prospectus supplement relate may be issued to White Lion pursuant to the Common Stock Purchase Agreement dated July 16, 2024 between us and White Lion, as amended by Amendment No. 1 to the Common Stock Purchase Agreement dated July 24, 2024 (as amended, the “White Lion Purchase Agreement”) establishing an equity line of credit. Such shares of our common stock include (a) up to 30,000,000 shares of common stock that we may elect, in our sole discretion, to issue and sell to White Lion from time to time during the White Lion Commitment Period (as defined below) under the White Lion Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share) and (b) up to 450,000 shares of common stock (the “Commitment Shares”) issuable to White Lion as consideration for it entering into the White Lion Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share). See “The White Lion Transaction” below for a description of the White Lion Purchase Agreement and “Selling Securityholder” for additional information regarding White Lion.

The actual number of shares of our common stock issuable to White Lion will vary depending on the then-current market price of shares of our common stock sold to the Selling Securityholder under the White Lion Purchase Agreements and are subject to the further limitations set forth in the White Lion Purchase Agreement.

We are not selling any securities under the prospectus or this prospectus supplement and will not receive any of the proceeds from the sale of shares of common stock by the Selling Securityholder. Additionally, we will not receive any proceeds from the issuance or sale of the Commitment Shares. However, we may receive proceeds of up to $30.0 million from the sale of our common stock to the Selling Securityholder pursuant to the White Lion Purchase Agreement after the date of the prospectus.  The actual proceeds from White Lion may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

The Selling Securityholder may sell or otherwise dispose of the shares of common stock described in the prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Securityholder may sell or otherwise dispose of the shares of common stock being registered pursuant to the prospectus. The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The Selling Securityholder will pay all brokerage fees and commissions and similar expenses attributable to the sales of its common stock. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares of common stock offered hereby, including legal and accounting fees. See “Plan of Distribution.”

Our common stock and Public Warrants are listed on The Nasdaq Stock Market under the symbols “CSLR” and “CSLRW,” respectively. On August 8, 2024, the last reported sales price of our common stock was $1.53 per share and the last reported sales price of our Public Warrants was $0.09 per Public Warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

This prospectus supplement should be read in conjunction with the prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of the prospectus, and under similar headings in any amendments or supplements to the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus or the prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 9, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2024

Complete Solaria, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40117	93-2279786
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45700 Northport Loop East, Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 270-2507

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CSLR	The Nasdaq Global Market

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	CSLRW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 24, 2024, Complete Solaria, Inc., a Delaware corporation (the “Company”, “we” and “us”), and White Lion Capital, LLC, a Nevada limited liability company (“White Lion”), entered into Amendment No. 1 (the “Amendment”) to the Common Stock Purchase Agreement, dated July 16, 2024, by and between the Company and White Lion (as amended by the Amendment, the “Purchase Agreement”).

The Amendment provides that the Company has the right, but not the obligation, to require White Lion to purchase, from time to time, up to $30,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to certain limitations and conditions.

The Amendment also provides that, in consideration for the commitments of White Lion, the Company will issue Commitment Shares (as defined in the Amendment) to White Lion shares of Common Stock in an amount equal to (i) $450,000 divided by (ii) the closing price of the Common Stock on the earlier of (x) the business day prior to the effectiveness of the registration statement filed pursuant to that Registration Rights Agreement, dated July 16, 2024, by and between the Company and White Lion, and (y) the business day prior to the date White Lion delivers a written request to the Company for the Commitment Shares. The Commitment Shares will be fully earned by White Lion regardless of termination of the Purchase Agreement.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report on 8-K is incorporated by reference in this Item 3.02 in its entirety.

The Company will issue the Common Stock pursuant to the Purchase Agreement, as amended, in reliance upon the exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Neither this Current Report on Form 8-K nor the exhibits attached hereto shall constitute an offer to sell or the solicitation of an offer to buy the Common Stock described herein or therein, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Amendment No. 1 to Common Stock Purchase Agreement, dated July 24, 2024, by and between the Company and White Lion
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Complete Solaria, Inc.

Dated: July 26, 2024

	By:	/s/ Thurman J. Rodgers
Thurman J. Rodgers
Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2024

Complete Solaria, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40117	93-2279786
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45700 Northport Loop East, Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 270-2507

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CSLR	The Nasdaq Global Market

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	CSLRW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01. Changes in Registrant’s Certifying Accountant

Dismissal of Independent Registered Public Accounting Firm

On August 1, 2024, Complete Solaria, Inc. (the “Company”) notified Deloitte & Touche LLP (“Deloitte”) of its dismissal, effective as of the same day, as the Company’s independent registered public accounting firm. Deloitte served as the Company’s independent registered public accounting firm since the closing of the merger with Freedom Acquisition I Corp on July 18, 2023. The decision to change the independent public accounting firm was approved by the Audit Committee of the Company’s Board of Directors (the “Audit Committee”).

During the years ended December 31, 2022 and 2023 and the subsequent interim period through July 31,2024, there were no: (1) disagreements with Deloitte within the meaning of Item 304(a)(1)(iv) of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events under Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto, except with respect to the material weaknesses as described below.

As previously disclosed in the Company’s Annual Report on Form 10-K, including Item 9A thereof, for the fiscal year ended December 31, 2023, the Company determined that material weaknesses in the Company’s internal control over financial reporting existed because (a) the Company did not have sufficient full-time accounting personnel, (i) to enable appropriate reviews over the financial close and reporting process, (ii) to allow for appropriate segregation of duties, and (iii) with the requisite experience and technical accounting knowledge to identify, review and resolve complex accounting issues under generally accepted accounting principles in the U.S. (“GAAP”), and (b) with respect to inventory controls related to the completeness, existence, and cut-off of the inventories held at third parties, and controls related to the calculation of adjustments to inventory for items considered excessive and obsolete. Additionally, the Company did not adequately design and/or implement controls related to conducting a formal risk assessment process.

The audit reports of Deloitte on the Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2023 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that there was an explanatory paragraph describing conditions that raised substantial doubt about the Company’s ability to continue as a going concern in Deloitte’s audit opinions dated April 6, 2023 and April 1, 2024.

The Company has provided Deloitte with a copy of this Form 8-K prior to its filing with the SEC. The Company requested Deloitte to furnish the Company with a letter addressed to the SEC stating whether or not Deloitte agrees with the above statements, as required by Item 304(a)(3) of Regulation S-K. A copy of Deloitte’s letter is filed as Exhibit 16.1.

New Independent Registered Public Accounting Firm

On August 1, 2024, following the dismissal of Deloitte, the Audit Committee, after a competitive process to review the appointment of the Company’s independent registered public accounting firm, approved the engagement of BDO USA, P.C. (“BDO”) as the Company’s independent registered public accounting firm.

During the Company’s years ended December 31, 2022 and 2023 and through July 31, 2024, neither the Company, nor anyone on its behalf, consulted BDO regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) or “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
16.1	Letter from Deloitte & Touche LLP dated August 1, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Complete Solaria, Inc.

Dated: August 1, 2024

	By:	/s/ Thurman J. Rodgers
Thurman J. Rodgers
Chief Executive Officer

2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2024

Complete Solaria, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40117	93-2279786
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45700 Northport Loop East, Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 270-2507

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CSLR	The Nasdaq Global Market

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	CSLRW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Stalking Horse Asset Purchase Agreement

On August 5, 2024, Complete Solaria, Inc., a Delaware corporation (the “Company”, “we” and “us”), entered into a “Stalking Horse” asset purchase agreement with SunPower Corporation (“SunPower”) and the direct and indirect subsidiaries of SunPower (the “Debtors”) providing for the sale and purchase of certain assets related to the Debtors’ Blue Raven Solar business, New Homes business, and non-installing Dealer network (the “Stalking Horse APA”). Under the Stalking Horse APA, the Company agreed, subject to the terms and conditions of the Stalking Horse APA, to acquire the Acquired Assets and assume the Assumed Liabilities (each as defined in the Stalking Horse APA) from the Debtors for $45,000,000 in cash at the closing of the transaction, including a deposit of $4,500,000 to be paid into an escrow account on within two business days. The Stalking Horse APA includes customary representations and warranties, covenants, and closing conditions, in each case under the circumstances and subject to certain limitations as set forth therein, including, without limitation, provisions requiring the Debtors to reimburse the Company for up to $550,000 for expenses incurred in connection with the Stalking Horse APA and to pay a break-up fee of $1,350,000, in each case under certain circumstances as set forth in the Stalking Horse APA, and the right of the Company to designate executory contracts and to assume or reject unexpired leases. The Stalking Horse APA will be subject to higher and better offers during the Debtors’ voluntary cases under Chapter 11 of Title 11 of the United States Bankruptcy Code and is subject to approval of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Pursuant to the Debtors’ proposed bidding procedures, if approved by the Bankruptcy Court (the “Bidding Procedures”), interested parties would be invited to participate and submit binding offers in accordance with the Bidding Procedures. The Stalking Horse APA acts as a baseline for competitive bids for the acquisition of the Acquired Assets. If one or more qualified bids (other than the transaction contemplated by the Stalking Horse APA) were to be received by the qualified bid deadline as provided for in the Bidding Procedures, then the Debtors would proceed with an auction to determine the successful bid, subject to the terms of the Bidding Procedures.

The foregoing terms of the Stalking Horse APA remain subject to approval by the Bankruptcy Court, are not complete, and are qualified in their entirety by reference to the full text of the Stalking Horse APA, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated August 5, 2024, by and among the Company, SunPower Corporation and the Debtors
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Complete Solaria, Inc.

Dated: August 6, 2024

By:	/s/ Thurman J. Rodgers
Thurman J. Rodgers
Chief Executive Officer

2